Avantair Announces the Election of Richard B. DeWolfe to its Board of Directors

CLEARWATER, Fla. – February 3, 2009 – Avantair, Inc. (OTCBB: AAIR) (OTCBB: AAIRU) (OTCBB: AAIRW), the only publicly traded stand-alone fractional operator and the sole North American provider of fractional shares in the Piaggio Avanti aircraft, today announced the election of Richard B. DeWolfe as a member of its Board of Directors, effective January 29, 2009.  DeWolfe is Managing Partner of DeWolfe & Company, LLC, a real estate management and investment-consulting firm and serves as a Director and Chairman of the Audit Committee of Manulife Financial Corporation, the parent company of John Hancock Financial Services, Inc. This latest election expands Avantair’s Board to seven members, including six independent directors.

Steven Santo, Chief Executive Officer of Avantair, said, “Richard DeWolfe is an accomplished and successful executive with much public company and capital markets experience. We are pleased to welcome him and know he will be a valuable addition to our Board. We believe he will provide important insight and leadership, as Avantair works towards its goal of becoming the leader in light jet private air travel.”

Mr. DeWolfe was formerly Chairman and CEO of The DeWolfe Companies, Inc., the largest homeownership organization in New England, which was previously listed on the American Stock Exchange. Cendant Corporation acquired The DeWolfe Companies, Inc. in 2002.  Prior to that, he served as Chairman and Founder of Reliance Relocations Services, Inc. and Chairman of the Board of Trustees of Boston University. Mr. DeWolfe holds a Bachelor of Applied Science in Marketing and Finance from Boston University.  He is also a Director of The Boston Foundation, Trustee of Boston University, Trustee of the Marine Biological Laboratory and an honorary Director of The Boston Center for Community and Justice. Mr. DeWolfe holds a Professional Director Certification from the Corporate Directors Group, an accredited educational provider of RiskMetrics ISS Services.

About Avantair
Avantair, the only publicly traded stand-alone fractional operator and the sole North American provider of fractional shares in the Piaggio Avanti aircraft, is headquartered in Clearwater, FL, with approximately 400 employees. The Company offers private travel solutions for individuals and businesses traveling within its service area, which includes the continental United States, Canada, the Caribbean and Mexico, at a fraction of the cost of whole aircraft ownership.  The Company currently manages a fleet of 52 aircraft, with another 57 Piaggio Avanti aircraft on order through 2013. For more information about Avantair, please visit: http://www.avantair.com.

Contact:

The Piacente Group, Inc.
Lesley Snyder
212-481-2050
Lesley@tpg-ir.com

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